                                                                  Exhibit 23(i)

[Letterhead of Dechert LLP]

April __, 2007

Lincoln Variable Insurance Products Trust
1300 South Clinton Street
Fort Wayne, Indiana 46802

Re: Lincoln Variable Insurance Products Trust, and its Series:

  LVIP Capital Growth Fund               LVIP S&P 500 Fund
  LVIP Marsico International Growth Fund LVIP Small-Cap Index Fund
  LVIP MFS Value Fund                    LVIP T. Rowe Price Growth Stock Fund
  LVIP Mid-Cap Growth Fund               LVIP Templeton Growth Fund
  LVIP Mid-Cap Value Fund                LVIP Value Opportunities Fund

Ladies and Gentlemen:

   This opinion is given in connection with Lincoln Variable Insurance Products Trust's (the "Trust") Registration Statement on Form N-1A under the Securities Act of 1933 ("1933 Act") and under the Investment Company Act of 1940 and any amendments and restatements thereto (the "Registration Statement") relating to the issuance and sale by the Trust of an indefinite amount of shares of beneficial interest.

   We have examined the following Trust documents: the Trust's Declaration of Trust; the Trust's By-Laws; pertinent provisions of the laws of the State of Delaware; and such other Trust records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.

   Based on such examination, we are of the opinion that:

    1. The Trust is a Delaware statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

    2. The Trust shares (as currently divided into series and classes and as may be divided in the future) that the Trust will offer for sale, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully-paid and non-assessable.

   This letter expresses our opinion as to Delaware Law governing matters such as the due organization of the Trust and the authorization and issuance of the shares, but does not extend to the securities or "Blue Sky" laws of the State of Delaware or any other state or to federal securities or other laws.

   We hereby consent to all references to our firm in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

Sincerely,

DECHERT LLP